News Release

P.O. Box 110 ▪ Route 5 ▪ South Deerfield ▪ MA ▪ 01373-0110
FOR IMMEDIATE RELEASE

Contact: Bruce H. Besanko
(413) 665-8306
THE YANKEE CANDLE COMPANY, INC. REPORTS
FISCAL 2006 THIRD QUARTER RESULTS
Increases Full Year EPS Guidance
Earnings Per Share of $0.37
Total Sales Increase 16.9%
South Deerfield, MA – October 25, 2006 – The Yankee Candle Company, Inc. (“Yankee” or the “Company”; NYSE:YCC) today announced financial results for the third quarter ended September 30, 2006. Total sales for the third quarter were $159.6 million, a 16.9% increase over the year ago quarter. Earnings per common share on a diluted basis were $0.37 as compared to $0.35 for the comparable period last year, and compares to analyst consensus of $0.27.
“I am very pleased with our third quarter 2006 results,” commented Craig Rydin, Chairman and Chief Executive Officer. “Total revenue and earnings exceeded our original outlook for the quarter. Both of our divisions produced strong results, with Retail delivering another exceptional comparable store sales performance while Wholesale sales also exceeded our expectations. Our results speak to our employees’ hard work, seamless execution and engagement, and I would like to take this opportunity to thank them for their hard work.”
Third Quarter Highlights:
•	Retail sales including Illuminations were $72.1 million, a 24.6% increase over the fiscal 2005 third quarter. Comparable sales in the 349 retail stores including the South Deerfield flagship store that have been open for more than one year (and excluding any Illuminations stores) increased 8%. Comparable sales in the 348 retail stores excluding the South Deerfield flagship store (and excluding any Illuminations stores) increased 9%. Consumer Direct increased 30% over the fiscal 2005 third quarter. Including Consumer Direct, total retail comparable sales increased 10%.

•	Wholesale sales were $87.5 million in the third quarter, an increase of 11.3% over the year ago quarter.

•	Gross profit increased 13.8% to $86.6 million for the third quarter versus the prior year quarter. As a percentage of sales, gross profit decreased to 54.3% compared to 55.8% for the prior year quarter. The year-over-year decline in gross profit rate resulted primarily from increased promotional support in the wholesale segment and increased supply chain costs in both retail and wholesale, primarily driven by higher wax, freight and energy-related costs. These increased costs were partially offset by the impact of the price increases initiated in the fourth quarter of 2005 and September 2006.

•	Income from operations for the third quarter increased 8.5% to $28.9 million, from $26.7 million for the third quarter of 2005.
Nine Months Ended September 30, 2006 Highlights:
•	Retail sales were $192.8 million for the first nine months of 2006, a 20.8% increase over the first nine months of fiscal 2005. Comparable sales in the 349 retail stores including the South Deerfield flagship store that have been open for more than one year (and excluding any Illuminations stores) increased 7%. Comparable sales in the 348 retail stores excluding the South Deerfield flagship store (and excluding any Illuminations stores) increased 7%. Consumer Direct increased 40% over the first nine months of fiscal 2005. Including Consumer Direct, total retail comparable sales increased 9%.

•	Wholesale sales were $216.9 million for the first nine months of fiscal 2006, an increase of 6.0% over the first nine months of fiscal 2005.

•	Gross profit increased 9.3% to $221.7 million for the first nine months of fiscal 2006 versus the prior year comparable period. As a percentage of sales, gross profit decreased to 54.1% compared to 55.7% for the prior year, driven primarily by increased promotional support and increased supply chain costs driven by higher wax, freight, and energy-related costs. These costs were partially offset by the price increases initiated in the fourth quarter of 2005 and September 2006.

•	Income from operations for the first nine months of fiscal 2006 decreased 2.9% to $59.7 million, from $61.5 million for the first nine months of fiscal 2005.
Craig Rydin continued, “Our Retail division continues to deliver positive same store sales growth and had a strong segment profit performance in the third quarter. In addition, Wholesale sales recovered from a softer than expected second quarter and delivered excellent revenue growth and strong overall results versus plan. We successfully implemented a price increase at the beginning of September which has helped to offset some of the wax, freight and energy-related costs impacting our business. Finally, our Illuminations acquisition was completed in late July, and we are pleased with its third quarter performance.”
Forecast Highlights:
The Company is increasing its sales and EPS guidance for the fiscal full year, which now includes the effect of the Illuminations acquisition. This guidance does not contemplate any future share repurchases.
•	The Company anticipates the 2006 diluted EPS to be in a range of $2.01 per share to $2.05 per share, including the tax benefit of approximately $0.05 per share in the first quarter of 2006. Excluding this tax benefit, the Company projects 2006 diluted EPS of $1.96 to $2.00, which compares to fiscal 2005 diluted EPS of $1.73. Total sales growth for the full year 2006 is expected to be in a range of approximately 10% to 12% over prior year.
Mr. Rydin concluded, “Heading into the important fourth quarter, we continue to feel upbeat about the strength of our brand and our sustained retail performance, and the retail profit conversion rate in the fourth quarter is quite strong compared to earlier quarters. We also believe Wholesale is well-positioned for a positive fourth quarter performance. Additionally, we should continue to benefit from our September price increase, particularly on top of the increase last November.”
Earnings Conference Call:
The Company will host a conference call to be broadcast via the Internet at 1:00 p.m. (EST) this afternoon to more fully discuss fiscal 2006 third quarter results and outlook. This call is being webcast by CCBN and can be accessed at The Yankee Candle Company’s web site at www.yankeecandle.com. Click on the “About Us” link, and then select the “Investor Information” link. Enter your registration information ten minutes prior to the start of the conference.
About Yankee Candle
The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles, based on sales, in the giftware industry. Yankee has a 36-year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its products through a North American wholesale customer network of approximately 17,454 store locations, a growing base of Company owned and operated retail stores (409 located in 42 states as of September 30, 2006, including 15 Illuminations stores), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and to a European wholesale customer network of approximately 2,428 store locations (through its distribution center located in Bristol, England).
This press release contains certain information constituting “forward-looking statements” for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management’s current estimates of the Company’s financial and operating results for Fiscal 2006, and the fourth quarter thereof, management’s current expectations regarding its plan to operate the recently acquired

Illuminations business and any impact thereof on the Company’s financial and operating results, the growth initiatives and specific actions discussed above and their impact on the Company’s future operating results, and any other statements concerning the Company’s or management’s plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on our stock price of seasonal, quarterly and other fluctuations in our business; the risk of any disruption in wax supplies; and other factors described or contained in the Company’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.

The Yankee Candle Company, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

Thirty Nine	Thirty Nine
Thirteen Weeks	Thirteen Weeks	Weeks	Weeks
Ended	Ended	Ended	Ended
Sept 30, 2006	Oct 1, 2005	Sept 30, 2006	Oct 1, 2005
Sales:
Retail	$72,127	45.19%	$57,878	42.40%	$192,832	47.06%	$159,586	43.81%
Wholesale	87,477	54.81%	78,622	57.60%	216,936	52.94%	204,717	56.19%

Total sales	159,604	100.00%	136,500	100.00%	409,768	100.00%	364,303	100.00%

Cost of sales	72,981	45.73%	60,368	44.23%	188,032	45.89%	161,485	44.33%

Gross profit	86,623	54.27%	76,132	55.77%	221,736	54.11%	202,818	55.67%

Retail	34,846	48.31	%(A)	30,268	52.30%	(A)	98,056	50.85	%(A)	86,499	54.20%	(A)
Wholesale	5,824	6.66	%(B)	4,499	5.72%	(B)	16,463	7.59	%(B)	12,883	6.29%	(B)

Total selling expenses	40,670	25.48%	34,767	25.47%	114,519	27.95%	99,382	27.28%

General & administrative expenses	17,015	10.66%	14,689	10.76%	47,534	11.60%	41,964	11.52%

Income from operations	28,938	18.13%	26,676	19.54%	59,683	14.57%	61,472	16.87%
Interest (income)	(7)	0.00%	(5)	0.00%	(20)	0.00%	(17)	0.00%
Interest expense	4,682	2.93%	2,347	1.72%	11,211	2.74%	4,809	1.32%
Other (income) expense	(165)	-0.10%	(897)	-0.66%	(459)	-0.11%	(200)	-0.05%

Income before provision for income taxes	24,428	15.31%	25,231	18.48%	48,951	11.95%	56,880	15.61%
Provision for income taxes	9,527	5.97%	9,840	7.21%	16,753	4.09%	22,183	6.09%

Net income	$14,901	9.34%	$15,391	11.28%	$32,198	7.86%	$34,697	9.52%

Basic earnings per share	$0.37	$0.35	$0.80	$0.77

Diluted earnings per share	$0.37	$0.35	$0.79	$0.76

Weighted avg. basic shares outstanding	39,784	43,787	40,405	45,237
Weighted avg. diluted shares outstanding	40,085	44,223	40,737	45,709

Basic EPS before Q1 Tax Adjustment	0.74
Diluted EPS before Q1 Tax Adjustment	0.73

(A)	Retail selling expenses as a percentage of retail sales.

(B)	Wholesale selling expenses as a percentage of wholesale sales.

The Yankee Candle Company, Inc. And Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$9,756	$12,655
Accounts receivable, net	67,366	42,546
Inventory	87,404	55,528
Prepaid expenses and other current assets	12,383	9,060
Deferred tax assets	5,704	6,734

Total Current Assets	182,613	126,523
Property, Plant And Equipment, net	136,859	139,089
Marketable Securities	2,194	2,223
Deferred Financing Costs	707	593
Deferred Tax Assets	69,515	73,975
Other Assets	30,560	12,731

Total Assets	$422,448	$355,134

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$20,320	$21,068
Accrued payroll	12,928	14,319
Accrued income taxes	4,070	20,828
Other accrued liabilities	19,903	34,326
Short-term debt	40,000	—

Total Current Liabilities	97,221	90,541
Deferred Compensation Obligation	2,330	2,418
Long-Term Debt	241,000	178,000
Deferred Rent	16,688	16,031
Stockholders’ Equity	65,209	68,144

Total Liabilities And Stockholders’ Equity	$422,448	$355,134

The Yankee Candle Company, Inc.
October 25, 2006 Earnings Release
Supplemental Data

	Quarter	Year to Date	Total
YCC Retail Stores	9	18	394
Illuminations Retail Stores	15	15	15
Total Retail Stores	24	33	409
Wholesale Customer Locations — North America	204	1,070	17,454
Wholesale Customer Locations — Europe	88	228	2,428
Square Footage — Gross	41,841	52,930	826,362
Square Footage — Selling	28,787	37,903	642,432
Total Company Comp Sales Change %	4%	1%
Wholesale Comp Sales Change % (5)	-1%	-6%
Retail Comp Store Sales Change % (6)	8%	7%
Retail Comp Store Count (6)	349	—	349
Retail Comp Store Sales Change %, excl. S. Deerfield (6)	9%	7%
Retail Comp Store & Hub Sales Change % (6)	10%	9%
Sales per Square Foot (1)	—	$579
Store Count	—	351
Average store square footage, gross (2)	—	2,020
Average store square footage, selling (2)	—	1,571
Gross Profit (3)
Retail $	$47,782	$125,419
Retail %	66.3%	65.0%
Wholesale $	$38,841	$96,317
Wholesale %	44.4%	44.4%
Segment Profit (3)
Retail $	$12,936	$27,363
Retail %	17.9%	14.2%
Wholesale $	$33,017	$79,854
Wholesale %	37.7%	36.8%
Depreciation & Amortization (3)	$6,672	$19,652
Inventory per Store	$41,000	—
Inventory Turns	3.7	4.1 (4)
Capital Expenditures (3)	$6,976	$19,410
Shares Outstanding	39,899,962	—
Weighted avg diluted shares in EPS calculation	40,085,000	40,737,000

(1)	Trailing 12 months, stores open for full 12 months, excluding S. Deerfield Flagship Store.

(2)	Excludes S. Deerfield and Williamsburg, VA Flagship stores. Includes Illuminations stores.

(3)	Dollars in thousands.

(4)	Rolling four quarters.

(5)	Excluding our Costco account, Wholesale comp sales change would be 4% for the quarter and -3% year to date.

(6)	Acquired stores will be included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition.